Exhibit 99.1

News Release

For Immediate Release	For Further Information Contact:
February 2, 2005	Arleen Llerandi
Vice President, Investor Relations
(407) 822-2989

HUGHES SUPPLY REAFFIRMS

FISCAL YEAR 2005 EARNINGS GUIDANCE

Hughes Supply, Inc. (NYSE:HUG) Orlando, Florida

Hughes Supply today reaffirmed earnings guidance for the fourth quarter and fiscal year ended January 31, 2005. Speaking at the Lehman Brothers Industrial Select Conference in Miami, Florida, Hughes Supply President and CEO Tom Morgan said, “Capping off the best year in our company’s history, we continue to expect fourth quarter earnings between $0.25 and $0.30 per diluted share, and for the full year we expect earnings per diluted share of between $1.90 and $1.95.” As previously announced, Hughes has set an estimated range of earnings per share growth for fiscal year 2006 of 10% to 20%, with high, single digit organic sales growth expected.

Hughes will announce its fourth quarter and fiscal year 2005 earnings on Tuesday, March 8, 2005, after market close, and will hold a conference call at 4:30 p.m. eastern time on that day to discuss its results of operations. To access the call, please dial 800-988-0490; passcode: Hughes; leader: David Bearman, or you may log on to http://www.hughessupply.com/ and click on the Investors tab. A replay of the conference call will be available on the website until April 8, 2005, or you may dial 866-397-1423; passcode: Hughes.

About Hughes Supply, Inc.

Hughes Supply, Inc., founded in 1928, is one of the nation’s largest diversified wholesale distributors of construction, repair and maintenance-related products, with over 500 locations in 40 states. Headquartered in Orlando, Florida, Hughes employs approximately 9,300 associates and generates annual revenues exceeding $4 billion. Hughes is a Fortune 500 company and was named the #2 Most Admired Company in America in the Wholesalers: Diversified Industry segment by Fortune Magazine. For additional information on Hughes Supply, you may visit www.hughessupply.com

Except for historical information, all other information discussed in this news release consists of forward-looking statements under the Private Securities Litigation Reform Act of 1995. When used in this report, the words “believe”, “anticipate”, “estimate”, “expect”, “may”, “will”, “should”, “plan”, “intend”, “project”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be different from any future results, performance, and achievements expressed or implied by these statements. These risks and uncertainties include, but are not limited to, the strength of the construction market and the general economy, competition, delay in implementing operating systems, reliance on key personnel, success in integrating and achieving expected profitability from acquired businesses, fluctuating commodity prices, achieving enhanced profitability goals, the Company’s fixed cost structure, customer credit policies, unexpected product shortages, product purchasing and supply, overseas movement of manufacturing facilities, and other factors set forth from time to time in filings with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release and under section 27A of the Securities Act and section 21E of the Exchange Act. Hughes Supply does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

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